UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MASSEY ENERGY COMPANY

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Massey Energy Enhances Its Corporate Governance

RICHMOND, VA., AUGUST 5, 2010 — The Board of Directors (the “Board”) of Massey Energy Company (NYSE: MEE) (“Massey”) today announced that it unanimously approved significant enhancements to Massey’s corporate governance practices. Several measures passed by the Board take effect immediately; the effectiveness of five additional measures is conditioned upon the affirmative vote of Massey stockholders.

Prior to and following Massey’s 2010 Annual Meeting of Stockholders, the Board has been evaluating the Company’s corporate governance structure and has enhanced Massey’s corporate governance policies in several ways. On May 18, 2010, the Board approved amendments to the Amended and Restated Bylaws to provide for majority voting in non-contested director elections and announced it would work actively toward declassifying the Board.

The Board has now taken additional steps to improve corporate governance practices. The following actions are effective immediately:

•	Amended the Corporate Governance Guidelines to clarify the responsibilities of the Lead Independent Director;

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Amended the Corporate Governance Guidelines to prohibit a Massey director who is a chief executive officer of a public company from serving on the boards of more than two public companies (other than his or her own board) and Massey non-executive directors from serving on the boards of more than five public companies (other than Massey);

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Divided the current Safety, Environmental and Public Policy Committee into two committees: the Safety and Environmental Committee to consist exclusively of independent directors and the Public Policy Committee to consist of a majority of independent directors; and

•	Eliminated excise tax gross-ups for change-of-control payments (subject to final implementation by the Compensation Committee).

After careful study of what it believes are corporate governance practices and policies that will beneficially serve Massey stockholders, the Board approved additional changes that—if also approved by stockholders—will amend the Company’s Restated Certificate of Incorporation. The proposals passed by the Board which will now go before stockholders for consideration and approval are:

•	Declassification of the Board of Directors;

•	Elimination of cumulative voting;

•	Removal of supermajority vote provisions related to stockholder amendment of bylaws;

•	Removal of supermajority vote provisions related to stockholder approval of business combinations with a more than five percent stockholder; and

•	Removal of the prohibition of the right of stockholders to request special meetings of stockholders.

The Company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of not less than 80% of the total voting power of all the outstanding shares of voting stock of Massey in order to (1) declassify our Board of Directors, (2) eliminate cumulative voting, (3) remove supermajority vote provisions related to stockholder amendment of bylaws, and (4) remove supermajority provisions related to stockholder approval of business combinations with a more than 5% stockholder. Approval of a majority of the outstanding shares of voting stock of Massey is required to amend the Company’s Restated Certificate of Incorporation to remove the prohibition of the right of stockholders to request special meetings of stockholders.

Massey Lead Independent Director Admiral Bobby Inman said, “The measures approved by the Board build upon our existing strong corporate governance foundation and reflect Massey’s commitment to excellence in this area. I am particularly pleased that the Board’s actions reflect a concerted effort to solicit constructive feedback from our stockholders.”

The Board also recommended that stockholders approve a proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150 million to 300 million. As of June 30, 2010, the Company had 102,969,994 shares of common stock issued and outstanding, including 861,439 treasury shares, and an aggregate of 21,909,480 shares reserved for issuance under its existing equity compensation plans, 401(k) plan, convertible notes and equity distribution plan. Approval of a majority of the outstanding shares of voting stock of Massey is required to amend the Company’s Restated Certificate of Incorporation to increase our authorized shares of common stock to 300 million.

A Special Meeting of Stockholders (the “Special Meeting”) will be held at the 15th Floor, Troutman Sanders Building, 1001 Haxall Point, Richmond, Virginia 23219, on Wednesday, October 6, 2010, at 12:00 p.m. Eastern Daylight Time so that stockholders may act on the proposals presented by the Board. No other topics will be addressed at this Special Meeting. The Board has fixed August 27, 2010, as the record date for determining the stockholders entitled to receive notice of and to vote at the Special Meeting.

Additional Information and Where to Find It

In connection with the Special Meeting to be held on Wednesday, October 6, Massey filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on Thursday, August 5. Investors and security holders are advised to read the preliminary proxy statement and, when it becomes available, the definitive proxy statement. Stockholders also are advised to read any other relevant documents that Massey files with the SEC when they become available because they will contain important information about the Special Meeting.

The proxy statement and such other relevant documents (when they become available) may be obtained free of charge at the SEC’s website at www.sec.gov or from the Company by directing a request to Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261; by telephoning (866) 814-6512; or by visiting www.masseyenergyco.com.

The information in the preliminary proxy statement is not complete and is subject to change. Stockholders are urged to read the definitive proxy statement and other documents Massey files with the SEC (when they become available) before making any voting or investment decisions regarding proposals on which they are asked to vote pursuant to the proxy statement.

Participants in the Solicitation

Massey and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Massey stockholders in connection with the Special Meeting. Information about Massey’s directors and executive officers is set forth in Massey’s proxy statement on Schedule 14A filed with the SEC on April 16, 2010 and Massey’s Annual Report on Form 10-K filed on March 1, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Special Meeting is included in the preliminary proxy statement, filed on August 5, 2010. Such information also will be in Massey’s definitive proxy statement when it is filed with the SEC.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included in the S&P 500 index.